Exhibit 5.1

KLX Energy Services Holdings, Inc.

1415 Louisiana Street, Suite 2900
Houston, Texas 77002

February 16, 2021

Ladies and Gentlemen:

We are acting as counsel to KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-8 (as amended from time to time, the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act), relating to 632,051 shares of common stock (the Shares), par value $0.01 per share, of the Company, issuable pursuant to the KLX Energy Services Holdings, Inc. Long Term Incentive-Plan (amended and restated as of December 2, 2020) (the Plan).

This opinion is confined to the General Corporation Law of the State of Delaware, as currently in effect.  Accordingly, we express no opinion herein with regard to any other laws.  The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the Amended and Restated Certificate of Incorporation of the Company;

(b)	the Third Amended and Restated Bylaws of the Company;

(c)	the Certificate of Good Standing of the Company, dated as of February 12, 2021, issued by the Secretary of State of the State of Delaware;

(d)	the Registration Statement; and

(e)	the Plan.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company.  We have also assumed that the individual grants or awards under the Plan have been duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith).

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by the Company and, when the Shares are issued by the Company in accordance with the terms of the Plan and the applicable award agreements pursuant to which the awards related to the Shares are made, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP